MDU RESOURCES GROUP, INC.

                SUPPLEMENTAL INCOME SECURITY PLAN

    (As Amended and Restated Effective as of January 1, 2005)




                        TABLE OF CONTENTS



INTRODUCTION

ARTICLE I -- DEFINITIONS

ARTICLE II -- ELIGIBILITY

ARTICLE III -- SUPPLEMENTAL DEATH AND RETIREMENT BENEFITS

ARTICLE IV -- EXCESS RETIREMENT BENEFITS

ARTICLE V -- DISABILITY BENEFITS

ARTICLE VI -- MISCELLANEOUS

ARTICLE VII -- ADDITIONAL AFFILIATED COMPANIES

APPENDIX A - SCHEDULE OF RETIREMENT AND SURVIVORS BENEFITS

APPENDIX B - CURRENT PARTICIPANTS ELIGIBLE FOR ARTICLE IV BENEFITS



                          INTRODUCTION

     The objective of the MDU Resources Group, Inc.
Supplemental Income Security Plan (the "Plan") is to provide certain levels of survivor benefits and retirement income for a select group of management or highly compensated employees and their families. Eligibility for participation in this Plan shall be limited to management or highly compensated employees who are selected by the Chief Executive Officer of MDU Resources Group, Inc. (the "Company"). This Plan became effective January 1, 1982, has been amended from time to time thereafter, and most recently has been amended and restated effective as of January 1, 2005.
     The Plan is intended to constitute an unfunded "excess benefit plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent it provides benefits that would be paid under one or more of the tax-qualified retirement plans of the Company or certain of its subsidiaries but for certain limitations set forth under the Internal Revenue Code of 1986, as amended (the "Code"), and constitutes an unfunded plan of deferred compensation maintained by the Company primarily for the purpose of provided non-elective deferred compensation for a select group of management or highly compensated employees.

                    ARTICLE I -- DEFINITIONS

     Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:
     1.1 "Administrator" means the Chief Executive Officer of the Company or any other person to whom the Chief Executive Officer of the Company has delegated the authority to administer the Plan. The Vice President - Human Resources of the Company is initially delegated the authority to perform the administrative responsibilities required under the Plan.
     1.2 "Affiliated Company" means any current or future corporation which (a) is in a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a member and (b) has been approved by the Chief Executive Officer of the Company to adopt the Plan for the benefit of its Employees.
     1.3 "Beneficiary" means an individual or individuals, any entity or entities (including corporations, partnerships, estates or trusts) that shall be entitled to receive benefits payable pursuant to the provisions of this Plan by virtue of a Participant's death; provided, however, that if more than one such person is designated as a Beneficiary hereunder, each such person's proportionate share of the death benefit hereunder must clearly be set forth in a written statement of the Participant received by and filed with the Administrator prior to the Participant's death. If such proportionate share for each Beneficiary is not set forth in the designation, each Beneficiary shall receive an equal share of the death benefits provided hereunder.
     1.4 "Company" means MDU Resources Group, Inc., and its successors, if any.
     1.5 "Effective Date" of the Plan means January 1, 1982. The Effective Date of this amendment and restatement of the Plan is January 1, 2005.
     1.6 "Eligible Retirement Date" means the First Eligible Retirement Date and the last day of each subsequent calendar month.
     1.7 "Employee" means each person actively employed by an Employer, as determined by such Employer in accordance with its practices and procedures.
     1.8 "Employer" means the Company and any Affiliated Company which shall adopt this Plan with respect to its Employees with the prior approval of the Company as set forth in Article 7 of the Plan.
     1.9 "First Eligible Retirement Date" for a Participant means the last day of the month during which such Participant is both no longer actively employed by any Employer and has attained at least age 65.
     1.10 "Limitation on Benefits" shall mean the statutory limitation on the maximum benefit that may be payable to participants under a Pension Plan due to the application of certain provisions contained in the Code.
     1.11 "Participant" means a present or former management or highly compensated Employee selected by the Chief Executive Officer of the Company to receive benefits under this Plan. An Employee will become a Participant at the time such Employee commences participation hereunder pursuant to the provisions of Section 2.1 hereof.
     1.12 "Pension Plan" means the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees, the Williston Basin
Interstate Pipeline Company Pension Plan, or the Knife River Corporation Salaried Employees' Pension Plan, as in effect on the Effective Date and as amended from time to time.
     1.13 "Plan" means the MDU Resources Group, Inc. Supplemental Income Security Plan, as embodied herein, and any amendments thereto.
     1.14 "Plan Year" means the calendar year. The first Plan Year for this Plan shall be the 1982 calendar year.
     1.15 "Salary" means annual base earnings payable by an Employer to a Participant excluding (a) bonuses, (b) incentive compensation, and (c) any other form of supplemental income.
     1.16 "Standard Actuarial Factors" means, with respect to a Participant, the actuarial factors and assumptions commonly used for the calculation of actuarial equivalents for retirement plans as determined by the Administrator.
     1.17 "Standard Life Insurance" means life insurance that could be purchased from a commercial life insurance company at standard rates without a surcharge assessed, based on an individual's general good health.
     1.18 "Standard Underwriting Factors" means life insurance rating factors utilized by a commercial life insurance company selected by the Chief Executive Officer of the Company which are based on the risk assessment classifications utilized by such insurer to determine if an applicant qualifies for insurance at standard rates or if health or other factors might require a surcharge.
     1.19 "Year of Participation" means each 12 consecutive months of participation in the Plan by a Participant while actively employed by one or more of the Employers (including while such Participant is qualified as totally disabled as defined in
Article V), as determined at the sole discretion of the Administrator.

                    ARTICLE II -- ELIGIBILITY

     2.1 Eligibility for Participation. The Chief Executive Officer of the Company in his or her complete discretion shall determine which management or highly compensated Employees may be eligible to participate in the Plan. Effective after January 1, 2005, general criteria for initial consideration of an Employee include, but are not limited to, the following: (a) either an officer or a management employee of an Employer earning an annual base salary of $150,000 or more, indexed in a manner described below; (b) an executive who makes a significant contribution to the Company's success and profitability; and (c) an executive in a business unit where benefits of this nature are a common practice, or there is a specific need to recruit and retain key executives. Each Employee who is selected as eligible to participate hereunder and who meets the requirements for participation set forth under Section 2.2 hereof shall commence participation of the first day of the month coincident with or next following the date of such Employee's selection. The annual base salary threshold of $150,000 will be indexed each year after 2005 by the Administrator according to the average salary growth assumptions used in the Pension Plans, or other appropriate executive salary growth reference. In addition to the annual indexing, the Administrator will, from time to time, compare the annual base salary threshold to competitive practice and recommend adjustments accordingly to the Chief Executive Officer.
     2.2 Requirements for Participation. In order to be eligible to participate in the Plan, an Employee selected by the Chief
Executive Officer of the Company must (a) be actively at work for one or more of the Employers; (b) have a current state of health and physical condition that would satisfy customary requirements for insurability under Standard Life Insurance; provided, however, that no provision of this Plan shall be construed or interpreted to limit participation in the Plan in contravention of the Americans With Disabilities Act and related federal and state laws; and (c) consent to supply information or to otherwise cooperate as necessary to allow the Company to obtain life insurance on behalf of such Employee (as set forth under Section
6.3 of the Plan).
     2.3  Eligibility for Benefits.  Subject to the provisions of
Article III, Plan benefits may commence as of the earlier to occur of (a) the first day of the month following the date of the Participant's death or (b) if the Participant who elects to receive retirement benefits under Article III hereof, the Participant's First Eligible Retirement Date, for purposes of the benefits payable under Article III of the Plan.
     2.4 Relationship to Other Plans. Participation in the Plan shall not preclude or limit the participation of the Participant in any other benefit plan sponsored by one or more of the Employers for which such Participant otherwise would be eligible. However, any benefits payable under this Plan shall not be deemed salary or compensation to the Participant for purposes of determining benefits under any other employee benefit plan maintained by one or more of the Employers.
     2.5 Forfeiture of Benefits. Notwithstanding any provision of this Plan to the contrary, if any Participant is discharged from employment by one or more of the Employers for cause due to willful misconduct, dishonesty, or conviction of a crime or felony, all as determined at the sole discretion of the Chief Executive Officer of the Company, the rights of such Participant
(or any Beneficiary of such Participant) to any present or future benefit under this Plan shall be forfeited to the extent not prohibited by applicable law.

    ARTICLE III -- SUPPLEMENTAL DEATH AND RETIREMENT BENEFITS

     3.1  Amount of Benefit.  (a)  Subject to the provisions of
Section 3.3 of the Plan, the monthly supplemental death and/or retirement benefits payable on behalf of (or to) a Participant as of such Participant's date of death (or First Eligible Retirement
Date) will be an amount determined at the sole discretion of the Chief Executive Officer of the Company at the time of the Participant's commencement of participation in the Plan, as may be adjusted from time to time thereafter by the Chief Executive Officer of the Company. However, in no event will a Participant be entitled to have a monthly supplemental death benefit paid on such Participant's behalf (or be entitled to receive a monthly supplemental retirement benefit) that exceeds the monthly death benefit or monthly retirement benefit (as applicable) corresponding to the Participant's Salary in effect at the date such initial or revised benefit determination is to be effective, all as set forth in the applicable Appendix A hereto. Benefits for Participants shall be determined in accordance with Appendix A. Changes in Salary do not automatically result in changes to a Participant's level of benefits. Without limiting the scope of the immediately preceding sentence, it is intended that adjustments to a Participant's benefit level after commencement of participation in the Plan will be made only to the extent the Participant's current compensation exceeds the then current annual base salary threshold determined pursuant to Section 2.1 as a general criterion for eligibility.
     (b) Participants who died, terminated employment with, or retired from, the Employers prior to January 1, 2002, will receive benefits hereunder in accordance with the terms of the Plan as in effect at the time of the Participant's death, termination of employment or retirement from the Employers.
     (c) The benefit amounts determined by the Chief Executive Officer of the Company pursuant to Section 3.1(a) above are based on the assumption that each Participant's health and physical condition at the time of such Participant's commencement of participation in the Plan meets customary requirements for Standard Life Insurance. Benefits under the Plan may be reduced by the Chief Executive Officer of the Company within a reasonable period following the establishment of such benefit level in accordance with Standard Underwriting Factors, but only with respect to that portion of the monthly death or retirement benefit for which the criteria for health and physical condition are not met. Participants will be notified of any such reduction within a reasonable period following participation in the Plan.
Once benefits have been reduced under this Section 3.1, such benefits shall not be further reduced for the remainder of the Participant's participation in the Plan.
     (d) Participants who die while actively employed will be considered to be 100% vested for the death benefit, and not subject to the vesting schedule. However, once the participant is no longer actively employed (e.g. resignation, termination, disability, etc.) Section 3.2 applies.
     3.2 Vesting. If a Participant retires or terminates employment with an Employer before the Participant completes at least 10 years of Participation, the monthly death and/or retirement benefits to which such Participant otherwise would be entitled under the terms of Section 3.1 hereof shall vest as follows:

                               Vesting Schedule
           Years of Participation                Percent of Section
        Completed by the Participant            3.1 Benefits Payable

                     1                                   0%
                     2                                   0%
                     3                                  20%
                     4                                  40%
                     5                                  50%
                     6                                  60%
                     7                                  70%
                     8                                  80%
                     9                                  90%
                    10                                 100%


     3.3 Payment of Monthly Benefit. Upon attainment of age 65 or, as of such Participant's First Eligible Retirement Date (if later), a Participant will be entitled to determine the form of benefit payable under subsection (a) hereof, and the date of commencement of such benefits, subject to the approval of the Chief Executive Officer of the Company, in accordance with the terms of the Plan. The Participant may elect:
     (a) to defer any payments and retain a future monthly death benefit in amounts determined pursuant to Section 3.1 hereof, multiplied by the appropriate percentage amount set forth in section 3.2, or
     (b) in lieu of any death benefits under this Plan a monthly retirement benefit determined in accordance with Section
3.1, multiplied by the appropriate percentage amount set forth in
Section 3.2, with no death benefit, or
     (c) a percentage of each benefit described in subsections
(a and b) above. The percentage of each benefit must be in even increments of ten percent (10%).
               (i) If a Participant has elected to receive less than one hundred percent (100%) of such Participant's monthly retirement benefit (e.g.
               50%), the Participant may subsequently elect to begin receiving an additional percentage retirement benefit (e.g. another 20%.) There may be no more than two (2) such additions during the Participant's lifetime, and no more than one (1) such addition during any calendar year.
               (ii) Any such addition in retirement benefit payments will result in an equal percentage reduction in death benefits, to the percentage change in retirement benefit.
               (iii) Once retirement benefit payments have started, Participants shall not be entitled to subsequently decrease retirement benefit payments.
     (d) Elections under this Section 3.3 must be communicated in writing to the Administrator and will be effective as of the first day of the first month following the Administrator's receipt and the approval of such request by the Chief Executive Officer of the Company.
     3.4 Payment of Monthly Benefits. (a) Death Benefits. Any death benefits payable with respect to a Participant pursuant to Sections 3.3(a)(b) or (c) shall commence on the first day of the calendar month following the date of the Participant's death and shall be payable in monthly installments for a period of 180 months.
     (b) Retirement Benefits. The monthly retirement benefits payable under this Plan shall commence on the Eligible Retirement Date selected by the Participant (upon 30 day's written notice to the Administrator) and will be payable to such Participant in monthly installments for a period of 180 months. In the event the Participant dies prior to the completion of such 180-month period, the balance of such retirement benefits shall be paid to the Participant's Beneficiary at such times and in such amounts as if the Participant had not died, such payment being made in addition to any death benefits payable under Sections 3.3(a)(i) or (iii) hereof. To the extent a Participant elects to commence receiving increased retirement benefits pursuant to Section
3.3(b), the amount of increase of retirement benefits shall be in the form of a monthly benefit payable for a separate 180-month period.
     (c) Actuarial Equivalent Alternative Forms. The normal form of retirement benefit to which a Participant shall be entitled shall be determined under paragraph 3.4(b). Alternatively, a participant may elect to receive their Retirement Benefit in one of the following actuarially equivalent forms (as determined by the Administrator), provided however that each alternative form shall also be payable for a certain period of 180 months: (i)
The lifetime of the Participant; (ii) The lifetime of the Participant with the same amount payable to the Participant continued thereafter for the lifetime of the Participant's spouse; or (iii) The lifetime of the Participant with 67% of the amount payable to the Participant continued thereafter for the lifetime of the Participant's spouse. However, in no event will the Company incur more costs in providing the actuarial equivalent alternative form to the Participant than it would otherwise incur in providing the normal form of retirement benefit. Applying the discount rate used by the Company to calculate the FAS 87 expense, the present value of the Participant's retirement benefit will be calculated by the Administrator. The Administrator will then purchase an annuity at a cost no greater than the present value of the retirement benefit.
     (d) Single Sum Payment. Notwithstanding the provisions of subsections (a) and (b) of this Section 3.4, the Chief Executive Officer of the Company reserves the right to pay benefits in the form of an actuarially equivalent single sum (as determined by the Administrator) when retirement or death benefits are payable due to termination of employment, excluding disability, or death prior to the Participant's attainment of age 55, or upon the death of the Participant and the primary beneficiary(ies).
     3.5 Exclusions and Limitations. (a) No death benefits will be payable with respect to a Participant in the event of such Participant's death by suicide within two (2) years after commencement of participation in the Plan, and no benefit increase will apply in the event of any such Participant's death by suicide within two (2) years after such Participant becomes eligible for an increase in death benefits.
     (b) In the event that a Participant misrepresents any health or physical condition at the time of commencement of participation in the Plan or at the time of a retirement or death benefit increase, no retirement or death benefit or retirement or death benefit increase will be payable under the Plan within two (2) years of such misrepresentation.
     3.6 Death of a Beneficiary. (a) In the event any Beneficiary predeceases the Participant, is not in existence, is not ascertainable, or is not locatable (see Section 6.11) as of the date benefits under the Plan become payable to such Beneficiary, Plan benefits shall be paid to such contingent Beneficiary or Beneficiaries as shall have been named by the Participant on the Participant's most recent Beneficiary election form that has been received and filed with the Administrator prior to the Participant's death. If no contingent Beneficiary has been named, the contingent Beneficiary shall be the Participant's estate.
     (b) In the event any Beneficiary dies after commencing to receive monthly benefits under the Plan but prior to the payment of all monthly benefits to which such Beneficiary is entitled, remaining benefits shall be paid to a beneficiary designated by the deceased Beneficiary (the "Secondary Beneficiary"), provided such designation has been received and filed with the Administrator prior to the death of the Beneficiary. If no such person has been designated by the deceased Beneficiary, the Secondary Beneficiary shall be the estate of the Beneficiary. In the event the Secondary Beneficiary shall die prior to the payment of all benefits to which such Secondary Beneficiary is entitled, the remainder of such payments shall be made to such Secondary Beneficiary's estate. If the Administrator is in doubt as to the right of any person to receive benefits under the Plan, the Administrator may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Administrator may pay a single sum amount in accordance with
Section 3.4 (c) into any court of competent jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Employer therefor.
     3.7 Discretion As To Benefit Amount. Notwithstanding the foregoing, the Chief Executive Officer of the Company may, with full and complete discretion, disregard Standard Underwriting
Factors and customary requirements for Standard Life Insurance in establishing and/or increasing the amount of any Participant's retirement or death benefit under the Plan.
3.8 Suspension of Benefits Upon Reemployment. Employment with any Employer subsequent to the commencement of retirement benefits under this Article III may, at the sole discretion of the Chief Executive Officer of the Company, result in the suspension of such benefits for the period of such employment or reemployment.

         ARTICLE IV --  REPLACEMENT RETIREMENT BENEFITS

     4.1 Participation. Benefits under this Article IV shall be payable only to those Participants whose benefits, under a Pension Plan under which they otherwise participate, are reduced or limited by reason of the Limitation on Benefits. Except for those Participants listed on Appendix B, benefits under Article
IV are limited to Participants who retire or terminate from the Employer no earlier than the age at which there is no Pension
Plan benefit reduction due to early retirement. Participants listed on Appendix B shall be eligible to receive benefits under
Article IV if they begin receiving benefits under a Pension Plan at any time prior to age 65. Benefits under this Article IV (a) shall be payable only for such period that the benefits under the Pension Plan are actually reduced or limited and (b) shall terminate as of the last day of the month immediately preceding the month during which occurs the Participant's sixty-fifth
(65th) birthday. Furthermore, benefits under this Article IV also shall be payable only to those Participants who are active
Employees on or after January 1, 1997.
      4.2 Amount and Method of Payment. (a) Amount of Benefit. The amount, if any, of the monthly benefit payable to or on account of a Participant pursuant to this Article IV shall equal the difference of (i) minus (ii) where:
           (i) equals the amount of monthly retirement benefits which would be provided to the Participant under the Pension Plan without regard to the Limitation of Benefits; and
           (ii) equals the amount of monthly retirement benefits payable to such Participant under the Pension Plan due to the
                application of the Limitation on Benefits;
provided, however, that no benefits shall be payable to a Participant under this Article IV unless the amount of such monthly benefit is at least fifty dollars ($50). The benefit amount provided under this Section 4.2(a) shall be determined with reference to the form of benefit determined under section
4.2(c) hereof and shall be calculated in accordance with the Standard Actuarial Factors utilized under the Pension Plan.
     (b) Vesting. A Participant shall be vested in benefits under this Article IV to the same extent as such Participant is vested in benefits under the applicable Pension Plan.
     (c)  Payment of Benefit.  The benefits provided under this
Article IV shall be paid to each such Participant, surviving spouse (as defined under the applicable Pension Plan) or joint annuitant (as defined under the applicable Pension Plan) at the same time and in the same form and manner as benefits are payable under the applicable Pension Plan. Payments shall be made in accordance with, and subject to, the terms and conditions of the applicable Pension Plan; provided, however, that no spousal consent shall be required to commence any form of payment under this Article IV.
     (d) Duration of Payments. Subject to Section 4.2(c), benefits provided under this Article IV shall commence at the same time as payments commence under the applicable Pension Plan, and shall continue to age 65 or the death of the Participant, if prior to age 65, and, if applicable, in reduced amount until the death of the Participant's spouse or joint annuitant, whichever is applicable.
     (e) Treatment During Subsequent Employment. Employment with any Employer subsequent to the commencement of benefits under this
Article IV may, at the sole discretion of the Chief Executive
Office of the Company, result in the suspension of such benefits for the period of such employment or reemployment to the extent set forth under the applicable Pension Plan.
     (f) Necessity of Actual Reduction. Notwithstanding any other provision of this Plan, no amount shall be payable under this
Article IV unless the Participant's monthly benefit paid under the applicable Pension Plan is actually reduced because of application of the Limitation on Benefits. Benefits payable to a Participant under this Article IV shall not duplicate benefits payable to such Participant from any other plan or arrangement of the Company. In the event a change in law or regulation liberalizes the limitations applicable to determining the Limitation on Benefits such that a Participant may receive additional benefits under the applicable Pension Plan, and the applicable Pension Plan provides for the payment of such additional benefits to the Participant, the amount payable under this Article IV shall be reduced by a corresponding amount.

                ARTICLE V -- DISABILITY BENEFITS

     5.1 Monthly Disability Benefit. (a) If a Participant becomes totally disabled following commencement of participation in the Plan, the Participant shall continue to receive credit for up to 2 years of Participation under the Plan for so long as the Participant is totally disabled. Following termination of the participant's employment with the Employer, the Participant's monthly retirement benefits under Article III of the Plan shall commence beginning on or after the Participant's First Eligible Retirement Date.
     (b) A Participant is "totally disabled" if such Participant is disabled within the meaning of the applicable long-term disability plan sponsored by such Participant's Employer, or as determined by Social Security.
     (c) If a Participant who is totally disabled dies before attaining age 65, any death benefit payable to the Participant's Beneficiary will be determined and paid in accordance with the vesting schedule terms of Article III.

                   ARTICLE VI - MISCELLANEOUS

     6.1 Amendment and Termination. Any action to amend, modify, suspend or terminate the Plan may be taken at any time, and from time to time, by resolution of the Board of Directors of the Company (or any person or persons duly authorized by resolution of the Board of Directors of the Company to take such action) in its sole discretion and without the consent of any Participant or Beneficiary, but no such action shall retroactively reduce any benefits accrued by any Participant under this Plan prior to the time of such action.
     6.2 No Guarantee of Employment. Nothing contained herein shall be construed as a contract of employment between a Participant and any Employer or shall be deemed to give any Participant the right to be retained in the employ of any Employer.
     6.3 Funding of Plan and Benefit Payments. This Plan is unfunded within the meaning of ERISA. Each Employer will make Plan benefit payments from its general assets. Each Employer may purchase policies of life insurance on the lives of Plan
Participants and to refuse participation in the Plan to any Employee who, if requested to do so, declines to supply information or to otherwise cooperate so that the Employer may obtain life insurance on behalf of such Participant. The
Employer will be the owner and the beneficiary of any such policy, and Plan benefits will be neither limited to nor secured by any such policy or its proceeds. Participants and their Beneficiaries shall have no right, title or interest in any such life insurance policies, in any other assets of any Employer or in any investments any Employer may make to assist it in meeting its obligations under the Plan. All such assets shall be solely the property of such Employer and shall be subject to the claims of such Employer's general creditors. There are no assets of any Employer that are identified or segregated for purposes of the payment of any benefits under this Plan. To the extent a Participant or any other person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer and such person shall have only the unsecured promise of the Employer that such payments shall be made.
     6.4  Payment Not Assignable.  Except in the case of a Qualified
Domestic Relations Order described under Code Section 414(p),
Participants and their Beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under the Plan, and any payments under the Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or their Beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     6.5 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.
     6.6 Claims Procedure. (a) Participants and Beneficiaries eligible for benefits under the Plan, or any person duly authorized by them, have the right under ERISA and the Plan to file a written claim to the Administrator for payment of such benefits.
     (b) If the claim is denied in whole or in part, the claimant will receive written notice of the Administrator's decision, including the specific reason for the decision, within 90 days after the Administrator received the claim. If the Administrator needs more than 90 days to make a decision, the Administrator will notify the individual in writing within the initial 90-day period. An additional 90 days may be taken if the Administrator sends this notice. The extension notice will show the date by when the Administrator's decision will be sent.
     6.7 Plan Administration. (a) The Plan shall be administered by the Administrator. The Administrator shall serve as the final review under the Plan and shall have sole and complete discretionary authority to determine conclusively for all persons, and in accordance with the terms of the documents or instruments governing the Plan, any and all questions arising from the administration of the Plan and interpretation of all Plan provisions. The Administrator shall make the final determination of all questions relating to participation of employees and eligibility for benefits, and the amount and type of benefits payable to any Participant or Beneficiary. In no way limiting the foregoing, the Administrator shall have the following specific duties and obligations in connection with the administration of the Plan:
          (i) To promulgate and enforce such rules, regulations and procedures as may be proper for the efficient administration of the Plan;
         (ii) To determine all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility and of the status and rights of Participants and any other persons hereunder;
        (iii) To decide any dispute arising hereunder; provided, however, that the Administrator shall not participate in any matter involving any questions relating solely to the Administrator's own participation or benefit under this Plan;
         (iv) To advise the Boards of Directors of the Employers regarding the known future need for funds to be available for distribution;
          (v) To advise the Boards of Directors of the Employers regarding the known future need for funds to be available for distribution;
         (vi) To compute the amount of benefits and other payments which shall be payable to any Participant or Beneficiary in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits shall be paid;
        (vii) To make recommendations to the Board of Directors of the Company with respect to proposed amendments to the Plan;
       (viii) To file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Employers, or the Plan;
         (ix) To engage an actuary to the Plan, if necessary, and to cause the liabilities of the Plan to be evaluated by such actuary; and
          (x) To have all such other powers as may be necessary to discharge its duties hereunder.
     (b) Decisions by the Administrator shall be final, conclusive and binding on all parties and not subject to further review.
     (c) The Administrator may employ attorneys, consultants, accountants or other persons (who may be attorneys, consultants, actuaries, accountants or persons performing other services for, or are employed by, any Employer or any affiliate of any Employer), and the Administrator, the Employers and their other officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors of any Employer, the Chief Executive Officer of the Company, the Administrator, nor any other officer, director or employee of the Company or of any Employer acting on behalf of the Board of Directors of any Employer or the Chief
Executive Officer of the Company or the Administrator, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Boards of Directors of the Employers, the Chief
Executive Officer of the Company and the Administrator and each officer or employee of the Company or of an Employer acting on their behalf shall be fully indemnified and protected by the Company for all costs, liabilities and expenses (including, but not limited to, reasonable attorneys' fees and court costs) relating to any such action, determination or interpretation.
     6.8 Binding Nature. This Plan shall be binding upon and inure to the benefit of the Employers and their successors and assigns and to the Participants, their Beneficiaries and their estates.
Nothing in this Plan shall preclude any Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to another company or corporation, whether or not such company or corporation assumes this Plan and any obligation of the Employer hereunder.
     6.9 Withholding Taxes. The Employers may withhold from any benefits payable under this Plan all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
     6.10 Action Affecting Chief Executive Officer. To the extent any action required to be taken by the Chief Executive Officer of the Company would decrease, increase, accelerate, delay or otherwise materially impact such individual's benefits under the Plan, such action shall be taken instead by the Compensation Committee of the Board of Directors of the Company.
     6.11 Payments Due Missing Persons. The Administrator shall make a reasonable effort to locate all persons entitled to benefits
(including retirement benefits and death benefits for Beneficiaries) under the Plan; however, notwithstanding any provisions of this Plan to the contrary, if, after a period of five years from the date such benefits first become due, any such persons entitled to benefits have not been located, their rights under the Plan shall stand suspended. Before this provision becomes operative, the Administrator shall send a certified letter to all such persons at their last known address advising them that their benefits under the Plan shall be suspended. Any such suspended amounts shall be held by the Employer for a period of three additional years (or a total of eight years from the time the benefits first became payable) and thereafter such amounts shall be forfeited and non-payable.
     6.12 Liability Limited.  Neither the Employers, the
Administrator, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.
     6.13 Incapacity. If the Administrator shall receive evidence satisfactory to it that a Participant or Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such Participant or Beneficiary and that no guardian, committee or other representative of the estate of such Participant or Beneficiary shall have been duly appointed, the Administrator may make payment of such benefit otherwise payable to such Participant or Beneficiary (or to such guardian, committee or other representative of such person's estate) to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.
     6.14 Plurals. Where appearing in the Plan, this singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.
     6.15 Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.
     6.16 Severability. In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.
     6.17 Payment of Benefits. All amounts payable hereunder may be paid directly by the Employer or pursuant to the terms of the grantor trust, if any, established as a funding vehicle for benefits provided hereunder.

         ARTICLE VII -- ADDITIONAL AFFILIATED COMPANIES

     7.1 Participation in the Plan. (a) Any Affiliated Company may become an Employer with respect to this Plan with the consent of the Chief Executive Officer of the Company, upon the following conditions:
          (i) such Employer shall make, execute and deliver such instruments as the Company requires; and
         (ii) such Employer shall designate the Company, the Chief
              Executive Officer of the Company and the Administrator, as its agents for purposes of this Plan.
     (b) Any such Employer may by action of its Board of Directors withdraw from participation, subject to approval by the Chief
Executive Officer of the Company.
     7.2 Effect of Participation. Each Employer which with the consent of the Chief Executive Officer of the Company complies with Section 7.1(a) shall be deemed to have adopted this Plan for the benefit of its Employees who participate in this Plan.

     IN WITNESS WHEREOF, the Company, as the sponsoring employer of the Plan, Has caused this Plan document to be duly executed by its President and Chief Executive Officer on this 17th day of February, 2005.

                              MDU RESOURCES GROUP, INC.




                              By:  /s/ Martin A. White
                                   Martin A. White
                                   Chairman of the Board, President and Chief
                                   Executive Officer



                              APPENDIX A
             SCHEDULE OF RETIREMENT AND SURVIVORS BENEFITS


                                      Monthly           Monthly
    Level       Salary              Retirement           Death
                                      Benefit           Benefit

     50        $50,000-$59,999         $1,330            $2,660
     51                                $1,728            $3,456
     52        $60,000-$74,999         $1,800            $3,600
     53                                $2,160            $4,320
     54        $75,000-$99,999         $2,580            $5,160
     55                                $2,880            $5,760
     56      $100,000-$124,999         $3,600            $7,200
     57      $125,000-$149,999         $4,470            $8,940
     58      $150,000-$174,999         $5,360           $10,720
     59      $175,000-$199,999         $6,250           $12,500
     60      $200,000-$224,999         $7,300           $14,600
     61      $225,000-$249,999         $8,215           $16,430
     62      $250,000-$274,999         $9,125           $18,250
     63      $275,000-$299,999        $10,475           $20,950
     64      $300,000-$324,999        $12,145           $24,290
     65      $325,000-$349,999        $13,670           $27,340
     66      $350,000-$399,999        $16,110           $32,220
     67      $400,000-$449,999        $19,525           $39,050
     68      $450,000-$499,999        $22,850           $45,700
     69      $500,000-$599,999        $28,800           $57,600
     70      $600,000-$699,999        $36,500           $73,000
     71      $700,000-$799,999        $42,710           $85,420
     72      $800,000-$899,999        $49,220           $98,440
     73      $900,000-$999,999        $55,310          $110,620
     74  $1,000,000-$1,099,999        $60,200          $120,400



                           APPENDIX B
   CURRENT PARTICIPANTS ELIGIBLE FOR ARTICLE IV BENEFITS


Steven L. Bietz
John K. Castleberry
Terry D. Hildestad
Bruce T. Imsdahl
Vernon A. Raile
Warren L. Robinson
Paul K Sandness
William E. Schneider
Martin A. White